EXHIBIT 5.1

WINSTEAD SECHREST & MINICK P.C.

100 Congress Avenue Suite 800

Austin, Texas 78701

512/370-2800 PH

512/370-2850 FAX

October 20, 2003

Encore Medical Corporation

9800 Metric Blvd.

Austin, Texas 78758

Re:	Encore Medical Corporation Stock Options granted to Certain Directors prior to 2000

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the Encore Medical Corporation Stock Options granted to Certain Directors of Encore prior to 2000 (collectively the “Options”), which Registration Statement covers the offer and sale of shares of common stock, par value $0.001 per share (the “Shares”) of Encore Medical Corporation to be issued pursuant to the Options. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

Based on the foregoing, we are of the opinion that the Shares, when issued for legally sufficient consideration under the Delaware General Corporation Law and in accordance with the terms of the respective Options, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Winstead Sechrest & Minick, P.C.